Exhibit 99.1

For Immediate Release

Air Lease Corporation Announces Pricing of $450 Million of Senior Unsecured Notes due 2016

LOS ANGELES, California, September 21, 2012 — Air Lease Corporation (NYSE: AL) (the “Company”) today announced that due to market demand, it has priced and upsized to $450 million its offering of 4.50% senior unsecured notes due 2016 (the “Notes”), in an offering exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).  The offering was upsized to $450 million from a previously announced offering size of $300 million.  The Notes are being sold only to qualified institutional buyers and non-U.S. persons outside of the United States in reliance upon Rule 144A and Regulation S, respectively, under the Securities Act.  The sale of the Notes is expected to close on September 26, 2012, subject to satisfaction of customary closing conditions.

The Notes will mature on January 15, 2016 and will bear interest at a rate of 4.50% per annum, payable semi-annually in arrears on January 15 and July 15 of each year, commencing on January 15, 2013.

The Company intends to use the proceeds of the offering to fund the acquisition of commercial aircraft and for other general corporate purposes.

The Notes have not been registered under the Securities Act or applicable state securities laws and, unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the closing of the offering.  Such statements are based on current expectations and projections about our future results, prospects and opportunities and are not guarantees of future performance. Such statements will not be updated unless required by law.  Actual results and performance may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors, including those discussed in our filings with the Securities and Exchange Commission.

Contacts

Air Lease Corporation

Investors:
Ryan McKenna, 310-553-0555
Assistant Vice President, Strategic Planning and Investor Relations
rmckenna@airleasecorp.com

Media:
Laura St. John, 310-553-0555
Media and Investor Relations Coordinator
lstjohn@airleasecorp.com